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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                CONTACT:  CLINT FEGAN, CFO
                                                               ROBERT SUTTON, VP
                                                               (717) 796-6100

                  BALANCED CARE ANNOUNCES STOCKHOLDER APPROVAL
                       OF $16.8 MILLION EQUITY INVESTMENT

Mechanicsburg, PA, December 15, 1999----Balanced Care Corporation (AMEX:BAL), an operator of assisted living communities and related services, reported today that its stockholders approved the previously announced investment of $16.8 million by IPC Advisors S.A.R.L. ("IPC"), a company owned by a trust whose beneficiaries are Mr. Paul Reichmann, Mrs. Lea Reichmann and their children.

The investment will be made through the purchase of 13.4 million shares of newly issued Balanced Care common stock at $1.25 per share. This investment is the second tranche of an aggregate $21 million investment. The first tranche of the investment was completed on October 11, 1999 when IPC purchased 3.3 million shares of Balanced Care convertible preferred stock at $1.25 per share. The Company expects to close the $16.8 million transaction on or about December 21, 1999. At closing, the convertible preferred stock previously issued to IPC will automatically convert to common stock resulting in a total IPC common stock ownership of 16.7 million shares, which represents 49.97% of the outstanding common stock of the Company.

In addition to approving the equity investment, the Company's stockholders elected the following individuals to serve as Directors of the Company for the next three years: Manfred J. Walt, George H. Strong and Edward R. Stolman. Previous to the stockholder meeting, John Brennan, Bill Foster and Ray Schultz resigned as Directors of the Company, and Paul Reichmann, Barry Reichmann, Manfred Walt and George Kuhl were appointed.

Brad Hollinger, Chairman and Chief Executive Officer of Balanced Care stated:
"We are pleased with the stockholder support for this transaction and believe that this equity infusion will enable the Company to execute its business plan and realize the embedded value of its assisted living portfolio. The Company expects to utilize the new capital to:

1)       lease-up our young portfolio of signature assisted living communities,

2) acquire real estate associated with assisted living facilities currently managed by the Company,

3) accelerate the purchase from Black Box owners of ten to fourteen operations that have achieved positive cash flow, and

4) strategically develop and/or acquire additional capacity in our defined operating markets."

Mr. Hollinger continued, "We are pleased to welcome our new Directors and grateful for the
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service and contribution of our former Directors John Brennan, a founding stockholder, Bill Foster and Ray Schultz."

Balanced Care Corporation provides senior care services in its assisted living facilities that include an array of health care and hospitality services, including preventive care, wellness and Alzheimer's/dementia care. The Company currently operates 61 facilities, excluding its Missouri operations scheduled for disposition on December 31, 1999.

Except for the historical information contained in the press release, the matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include risks associated with, among other things, substantial debt and operating lease payment obligations, managing rapid expansion, the need for additional financing, the possibility of rising interest rates, securing necessary licensing and permits, construction delays, cost increases on new construction and increased competition. These and other risks are set forth in the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended June 30, 1999 and other reports filed with the Securities and Exchange Commission.